Exhibit 99.1

         ESI Announces Fiscal 2005 Fourth Quarter and Year-End Results


    PORTLAND, Ore.--(BUSINESS WIRE)--June 28, 2005--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced results for its fiscal 2005 fourth quarter and fiscal year ended May 28, 2005.
    Fourth quarter sales were $45.7 million, down 7% compared to third quarter sales of $49.1 million and down 44% compared to prior year fourth quarter sales of $81.8 million. Operating income for the quarter was $2.0 million, compared with operating income of $2.7 million in the third quarter and operating income of $16.8 million in the fourth quarter a year ago. The net loss for the quarter was $0.8 million, or $0.03 per basic and diluted share, compared with net income of $2.0 million, or $0.07 per basic and diluted share, in the third quarter and net income of $16.2 million, or $0.57 per basic share and $0.54 per diluted share, in the fourth quarter a year ago.
    Included in the fourth quarter 2005 results was a $4.1 million charge resulting from the redemption of all of the outstanding 4 1/4% Convertible Notes, which eliminated all of ESI's long-term debt. Included in the third quarter 2005 results was a $1.2 million charge, primarily related to severance costs, resulting from the reorganization announced in December 2004.
    Net orders for the fourth quarter were $52.0 million, an increase of 31% compared with $39.8 million in the third quarter and a decrease of 50% compared with $104.7 million in the fourth quarter of 2004. Backlog increased $1.8 million to $43.2 million at May 28, 2005 from $41.4 million at February 26, 2005. Deferred revenue increased this quarter to $13.0 million from $8.6 million at February 26, 2005.
    Fiscal year 2005 sales were $233.4 million, up 13% compared to fiscal year 2004 sales of $207.2 million. Operating income for the year was $29.9 million, compared with operating income of $2.6 million in the prior year. Net income for the year was $19.8 million, or $0.69 per diluted share, compared with net income of $11.9 million, or $0.42 per diluted share in the prior year. The prior year's net income included a tax benefit of $9.3 million.
    Net orders for fiscal year 2005 were $199.2 million, a decrease of 27% compared with $273.5 million in fiscal year 2004.
    "We were pleased with the 31% sequential increase in orders during the quarter, which was driven primarily by the Semiconductor business," noted Nick Konidaris, ESI's president and chief executive officer. "As we exit our fiscal year, the company has continued to perform well despite experiencing an uncertain business climate. The fourth quarter represented the company's sixth consecutive quarterly operating profit and concluded the best annual operating performance in 4 years. Operating cash flow was strong with $27 million generated during the year. We also redeemed our convertible debt, ending the year free of long-term debt."
    Mike Dodson, ESI's chief financial officer added, "Gross margin of 45 percent during the quarter was up over 1 percentage point from 44 percent in the prior quarter. The increase in gross margin was primarily due to an improvement in sales mix, and was partially offset by lower overhead absorption on reduced production levels."
    "Operating expenses were $19 million in the fourth quarter, flat with the prior quarter. The prior quarter operating expenses included a $1.2 million charge related to the reorganization announced in December. Excluding the charge, fourth quarter operating expenses were up $1 million from the prior quarter. The increase in operating expense was due primarily to an increase in research and development expenses to fund the development of next-generation products," added Dodson.
    "Our balance sheet continued to strengthen during the quarter. Cash and investments at the end of the quarter were $219 million as compared to $356 million at the end of the prior quarter. After accounting for the $147 million used to redeem the convertible notes during the quarter, cash and investments increased $10 million from the prior quarter. Cash increased primarily due to a decrease in inventory from the prior quarter," concluded Dodson.
    As previously announced, during March the company redeemed all of its outstanding 4 1/4% Convertible Notes, eliminating its long-term debt. As a result of this transaction, the company recorded one-time charges of $4.1 million on a pre-tax basis during the fourth quarter, which included the costs of redemption and non-cash charges of approximately $1.6 million.
    Konidaris added, "While we were pleased with the up-tick in bookings during the fourth quarter, it is unclear whether it was indicative of the beginning of an upturn or the result of the timing of large semiconductor orders. Based on our limited visibility and the best information available to us at this time, we believe first quarter shipments and revenue will once again be in the range of $40 million to $50 million. As the result of a temporary mix shift away from higher margin products and the impact of lower margin sales resulting from a product transition in the Interconnect business, we expect margins in the first quarter to be around 40%. In addition, we plan to further reduce inventory levels which will also put downward pressure on margins. We expect operating expense to increase slightly to the range of $19 million to $20 million as we ramp our investment in R&D to drive future revenue growth. The tax rate for fiscal year 2006 is expected to be approximately 25%."
    "While the market picture remains unclear, what is clear is our commitment to serve our customers, grow revenue profitably, and create shareholder value. The achievements we have had this past year -- new product and market introductions, market share gains in key markets, consistent profitability despite industry softness, a market-focused corporate reorganization -- all bode well for strong performance going forward," concluded Konidaris.
    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through July 6, 2005 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 7307983. The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenues, gross margins, operating expenses, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; and the company's ability to create and sustain intellectual property protection around its products.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:              Three months ended     Year ended
                               --------------------------------------

                                May 28,  May 29,   May 28,   May 29,
                                 2005     2004      2005      2004
                               --------- -------- --------- ---------

Net sales                       $45,663  $81,843  $233,371  $207,242
Cost of sales                    24,983   38,192   121,541   119,762
                               --------- -------- --------- ---------
Gross profit                     20,680   43,651   111,830    87,480
Operating expenses:
           Selling, service
            and administrative   11,364   15,833    51,618    57,241
           Research,
            engineering and
            development           7,321    7,241    28,027    23,834
           Patent infringement
            settlement and
            related legal fees        -        -     2,240         -
           Settlement of class
            action and
            derivative lawsuit        -    3,800         -     3,800
                               --------- -------- --------- ---------
           Total operating
            expenses             18,685   26,874    81,885    84,875
                               --------- -------- --------- ---------
Operating income                  1,995   16,777    29,945     2,605
Net interest and other income
 (expense)                        1,129      120       478       (26)
Debt redemption charges          (4,149)       -    (4,149)        -
                               --------- -------- --------- ---------

Income (loss) before income
 taxes                           (1,025)  16,897    26,274     2,579
Provision for (benefit from)
 income taxes                      (272)     742     6,437    (9,308)
                               --------- -------- --------- ---------

           Net income (loss)      $(753) $16,155   $19,837   $11,887
                               ========= ======== ========= =========

Net income (loss) per share -
 basic                           $(0.03)   $0.57     $0.70     $0.42
                               ========= ======== ========= =========

Net income (loss) per share -
 diluted                         $(0.03)   $0.54     $0.69     $0.42
                               ========= ======== ========= =========


                 Electro Scientific Industries, Inc.

                     Analysis of FY 2005 Results
                           (in thousands)
                             (Unaudited)

                                  Three months         Year ended
                                      ended
                               ------------------ -------------------

                                 May 28,  May 29,   May 28,   May 29,
                                  2005     2004      2005      2004
                               --------- -------- --------- ---------
Sales detail:

           Semiconductor
            Group               $29,191  $54,077  $138,574  $125,018

           Electronic
            Interconnect
            Group                 6,532    8,124    33,796    31,465

           Passive Components
            Group                 9,940   19,642    61,001    50,759
                               --------- -------- --------- ---------

           Total                $45,663  $81,843  $233,371  $207,242
                               ========= ======== ========= =========

Gross margin %                       45%      53%       48%       42%

Selling, service and
 administrative expense %            25%      19%       22%       28%

Research, engineering and
 development expense %               16%       9%       12%       12%

Operating income %                    4%      20%       13%        1%

Effective tax rate %                 27%       4%       24%     -361%

Average shares outstanding -
 basic                           28,585   28,131    28,434    27,983

Average shares outstanding -
 diluted                         28,585   32,203    28,572    28,233

End of period employees
 (actual)                           563      623       563       623


                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                           (In thousands)
                             (Unaudited)

Financial Position As Of:      May 28,   May 29,
                                2005      2004
                               --------- --------

Assets
Current assets:
           Cash and cash
            equivalents       $  61,314 $ 80,358
           Marketable
            securities          137,753  206,931
           Restricted
            securities                     6,251
                               --------- --------
               Total cash and
                securities      199,067  293,540

           Trade
            receivables, net     36,163   51,696
           Income tax refund
            receivable            9,227    7,466
           Inventories, net      59,533   58,627
           Shipped systems
            pending acceptance    4,014    4,391
           Deferred income
            taxes                10,930   16,096
           Assets held for
            sale                      -    2,391
           Prepaid and other
            current assets        3,169    3,348
                               --------- --------
               Total current
                assets          322,103  437,555

Long-term marketable
 securities                      19,834   39,214
Property and equipment, net      32,959   33,531
Deferred income taxes            16,955   17,630
Other assets                     11,706    9,256
                               --------- --------
               Total assets   $ 403,557 $537,186
                               ========= ========

Liabilities and shareholders'  equity
Current liabilities:
           Accounts payable   $   3,961 $ 13,248
           Accrued
            liabilities          29,455   42,381
           Deferred revenue      12,986   11,985
                               --------- --------
               Total current
                liabilities      46,402   67,614
Long term debt - convertible
 subordinated notes                   -  142,759
                               --------- --------
               Total
                liabilities      46,402  210,373

Shareholders' equity:
Preferred and common stock      156,367  147,054
Retained earnings               201,199  181,362
Accumulated other
 comprehensive loss                (411)  (1,603)
                               --------- --------
               Total
                shareholders'
                equity          357,155  326,813
                               --------- --------
               Total
                liabilities
                and
                shareholders'
                equity        $ 403,557 $537,186
                               ========= ========

End of period shares
 outstanding                     28,615   28,175
                               ========= ========

Total cash and investments    $ 218,901 $332,754
                               ========= ========


                 Electro Scientific Industries, Inc.

                           FY2005 Results
                           (In thousands)
                             (Unaudited)

Consolidated Statements of
 Cash Flows:                      Year ended
                               ------------------

                               May 28,   May 29,
                                  2005     2004
                               --------- --------

CASH FLOWS FROM OPERATING
 ACTIVITIES
           Net income           $19,837  $11,887
Adjustments to reconcile net
 income to cash provided by
 operating activities:
           Depreciation and
            amortization          9,977   10,008
           Write-off of
            unamortized debt
            issuance costs        1,590        -
           Provision for
            doubtful accounts       211       95
           Loss on disposal of
            property and
            equipment               430        -
           Deferred income
            taxes                 5,841  (13,774)
           Tax benefit of
            stock options
            exercised               172      859

Changes in operating accounts:
           (Increase) decrease
            in trade
            receivables, net     16,895  (14,020)
           (Increase) decrease
            in income tax
            receivable           (1,761)  20,329
           Increase in
            inventories          (5,279) (15,128)
           Decrease in shipped
            systems pending
            acceptance              377    2,667
           Decrease in prepaid
            and other current
            assets                  284       70
           Increase (decrease)
            in accounts payable
            and other current
            liabilities         (23,025)  17,862
           Increase (decrease)
            in deferred
            revenue               1,001   (1,237)
                               --------- --------
Net cash provided by operating
 activities                      26,550   19,618
                               --------- --------

CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of property, plant
 and equipment                   (4,710)  (4,859)
Proceeds from sale of property
 and equipment                       95       23
Proceeds from sale of assets
 held for sale                    2,361    6,562
Change in investments, net       95,424   22,583
Increase (decrease) in other
 assets                            (848)     234
                               --------- --------
Net cash provided by investing
 activities                      92,322   24,543
                               --------- --------

CASH FLOWS FROM FINANCING
 ACTIVITIES
Redemption of ESI-issued
 convertible subordinated notes(145,000)       -
Proceeds from stock plans         7,084    5,180
                               --------- --------
Net cash provided by (used in)
 financing activities          (137,916)   5,180
                               --------- --------

NET CHANGE IN CASH AND CASH
 EQUIVALENTS                   $(19,044) $49,341

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD            $80,358  $31,017
                               --------- --------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                  $61,314  $80,358
                               ========= ========



    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
             Craig Stoehr, 503-671-7061